Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated February 20, 2013
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TAB1

Principal Amount (in Specified Currency): $398,000,000
Issue Price: 100%
Initial Trade Date: February 19, 2013
Original Issue Date: February 22, 2013
Stated Maturity Date: August 22, 2014

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on February 20, 2013 plus the Floating Rate Spread.
Interest Payment Dates: Each February 22, May 22, August 22 and November 22, beginning May 22, 2013

Net Proceeds to Issuer: $397,628,500
Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) Deutsche Bank Securities Inc. (“Deutsche Bank”) Toyota Financial Services Securities USA Corporation (“TFSS USA”)
Merrill Lynch’s Discount or Commission: 0.045%
Merrill Lynch’s Capacity:
    [  ] Agent
    [X] Principal
Deutsche Bank’s Discount or Commission: 0.045%
Deutsche Bank’s Capacity:
    [  ] Agent
    [X] Principal
TFSS USA’s Discount or Commission: 0.175%
TFSS USA’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page: Reuters
Index Currency: U.S. dollars

If CD Rate or LIBOR
Index Maturity: 3 month

Floating Rate Spread (+/-): +0.08%
Spread Multiplier: N/A

Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: February 22, 2013
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following

Business Days: New York and London

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fifth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 2, 2012, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, TFSS USA and UBS Securities LLC, Merrill Lynch, acting as principal, has agreed to purchase and TMCC has agreed to sell to Merrill Lynch $150,000,000 principal amount of the Notes (the “Merrill Lynch Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell to Deutsche Bank $100,000,000 principal amount of the Notes (the “Deutsche Bank Notes”) at 99.955% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.045% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, the obligations of Merrill Lynch and Deutsche Bank to purchase the Merrill Lynch Notes and the Deutsche Bank Notes, respectively, are several and not joint, and in the event of a default by either Merrill Lynch or Deutsche Bank, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Merrill Lynch and Deutsche Bank is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $148,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.825% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.175% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.